Suite 900 - 510 Burrard Street,
Vancouver, British Columbia
Canada  V6C 3A8
Tel:  (604) 687-6600
Toll Free:  1-888-411-GOLD
Fax:  (604) 687-3932
Email:  info@aurizon.com
Web Site:  www.aurizon.com

Shares Listed: Toronto Stock Exchange - Ticker Symbol – ARZ
American Stock Exchange – Ticker Symbol – AZK
U.S. Registration:  (File #0-22672)  Form 20-F
News Release Issue No.  16 - 2005

May 17, 2005
FOR IMMEDIATE RELEASE

AURIZON INTERSECTS A NEW LARGE QUARTZ VEIN SYSTEM WEST OF THE MINING CAMP

Aurizon Mines Ltd. has encountered large quartz vein thicknesses similar to that found at the West Mine, adjacent to the Casa Berardi Fault, 1.9 kilometres west of the Zone 113 deposit.  Drill hole S139 has intersected 20 metres of quartz followed by 50 metres of low sulphide mineralized stockwork.  A higher, sulphide content intersection, containing visible gold, was found within highly altered sediments beside the Casa Berardi Fault.

Previous exploration outside of the mining camp has been restricted close to surface.  Hole S139 intersected the quartz vein 550 metres below surface, 100 metres south of the Casa Berardi Fault.  The quartz vein and stockwork, which are low in sulphide content, returned low gold values.  The best gold value was 1.0 gram per tonne over 18 metres.

Previous work at Casa Berardi has found that low sulphide environments containing low grades can be found in close proximity to much higher gold grade zones.  Two drill rigs are now actively testing the lateral continuity and the dip extension of the quartz vein, with the objective of establishing a high grade zone.

 “The discovery of the quartz vein in this new location confirms a recent exploration model that the Casa Berardi mineralized quartz vein plunges gently to the west and can be extended outside the mining camp,” said Martin Demers, Principal Geologist.

David Hall, President and CEO, stated, “This promising new target confirms the exploration potential of our large land position, which covers over 37 kilometres of the under-explored Casa Berardi Fault.”

Successful discovery of the updip extension of Zone 113

The Feasibility Study delivered in January of 2005, incorporated both the upper part of Zone 111 and Zone 113 above the 700 metre level in the mine plan.  An infill drill program has successfully extended the upper portion of Zone 113 up to Zone 111.  These new holes, drilled on 25 metre centres will be incorporated into an updated reserve estimate expected later this year.

	Gold	Length		Gold	Length
	grams/tonne	(metres		grams/tonne	(metres
	(assays	along the	Hole	(assays	along the
Hole ID	uncut)	hole)	ID	uncut)	hole)

Zone 113 updip extension
U452	4.9	26.6	U446	11.8	4.3
*U451	9.2	18.7	U445	19.2	5.8
*U449	4.0	15.8	U444	5.9	6.9
incl.	7.2	4.2	U442	11.0	9.6
U447	9.1	7.9
U448 abandoned

* within current mineral reserve contour

One drill rig is currently testing the extension of the high grade core of Zone 113 below the 900 metre level.  A second rig will be added once a second drill station is developed further to the east.

Pre-production work

Aurizon continues to advance the development work at the Casa Berardi Project on time and on budget.  The ventilation raise between the 550 metre level and 280 metre levels, initiated in the fall of 2004, is now complete.  The surface hoist installation is nearing completion.  The headframe and hoistroom construction are currently in progress.

The underground development contract has been awarded to Dumas Contracting Ltd., of Timmins, Ontario.

May 17, 2005
Aurizon Intersects a New Large Quartz Vein System West of the Mining Camp

The Feasibility Study presents a start up scenario at Casa Berardi based on mineral reserves of 4,355,000 tonnes at 6.2 grams of gold per tonne or, approximately 867,000 ounces, which represents only 30% of the known gold inventory on site.  Aurizon anticipates increasing the mineral reserves level significantly over the next 18 months, concurrently with the preproduction development required to advance the project to commercial production.

Aurizon is working on a revised Feasibility Study which will integrate the high grade indicated mineral resources located in Zone 113 below the 700 metre level, which currently total 838,000 tonnes at 13.7 grams of gold per tonne or approximately 368,000 ounces, into the current mining plan, This revised Feasibility Study is planned for delivery in the third quarter of 2005.

Exploration and infill drilling of Zones 118 to 120 will be conducted from the 550 metre level track drift, which will be extended east for a distance of approximately 1 kilometre.  Aurizon intends to increase the confidence level of the inferred mineral resources, defined by the previous surface exploration program, with infill drilling so that they can be integrated into an extended mine plan.

Quality Control

Core assays are performed on split or core sawed in half, with standard fire assay procedures and gravimetric finition. However, some of the infill drilling core assays were performed on whole core.  Certified reference material is inserted in the sample sequence for quality control.  Assay checking on the pulp and reject samples are carried out systematically.  Primary assaying is performed by SGS Geochemical Laboratories of Rouyn-Noranda and check assays are carried out by Chimitec of Val D’Or.

Drill hole planning, implementation and the quality control program is supervised by Jeannot Boutin, P.Ing., Principal Engineer Mining Geology and by Martin Demers P.Geol., Principal Exploration Geologist, who are appropriately qualified persons as defined by National Instrument 43-101.

Additional Information

Three sketches indicating the area covered by the surface and underground exploration drilling program described herein are attached to this news release.  If you are unable to view this information, please download this news release from Aurizon’s website at http://www.aurizon.com or contact the Company at the numbers listed below. All other information previously released on the Casa Berardi Project is available on the Aurizon website and is also available on SEDAR at www.sedar.com under the Company’s name.

Aurizon is a Canadian-based gold exploration company, with activities in the Abitibi region of north-western Quebec, one of the world’s most prolific gold and base metal regions.  Aurizon has recently completed a positive Feasibility Study on its’ one hundred percent (100%) owned Casa Berardi property.  Pre-production construction is currently underway, with production anticipated to commence in late 2006.  Casa Berardi is accessible by road, has mining permits in place and is on the Hydro Quebec power grid.  Aurizon shares trade on the Toronto Stock Exchange under the symbol “ARZ” and on the American Stock Exchange under the symbol “AZK”.

For further information, contact David P. Hall, President or Patrick Soares, Manager, Investor Relations at Telephone: (604) 687-6600; Toll Free: 1-888-411-GOLD; Fax: (604) 687-3932;
Web Site: www.aurizon.com; Email: info@aurizon.com

This News Release contains “forward-looking statements”, including, but not limited to, statements regarding the Company’s expectations as to the market price of gold, strategic plans, future commercial production, production targets and timetables, mine operating costs, capital expenditures, work programs, exploration budgets and mineral reserve and resource estimates.  Forward-looking statements express, as at the date of this report, the Company’s plans, estimates, forecasts, projections, expectations, or beliefs as to future events or results.  Forward-looking statements involve a number of risks and uncertainties, and there can be no assurance that such statements will prove to be accurate.  Therefore, actual results and future events could differ materially from those anticipated in such statements.  Factors that could cause results or events to differ materially from current expectations expressed or implied by the forward-looking statements, include, but are not limited to, factors associated with fluctuations in the market price of precious metals, mining industry risks and hazards, environmental risks and hazards, uncertainty as to calculation of mineral reserves and resources, requirement of additional financing, risks of delays in construction and other risks more fully described in Aurizon’s Annual Report on Form 20-F filed as an alternative form of AIF with the Securities Commissions of the provinces of British Columbia, Ontario and Quebec, with the United States Securities and Exchange Commission, and with the Toronto Stock Exchange.

Cautionary Note to US Investors

The United States Securities and Exchange Commission permits mining companies, in their filings with the SEC to disclose only those mineral deposits that a company can economically and legally extract or produce. We use certain terms in this news release such as "mineral resources" and "undiluted inferred resources" that the SEC guidelines strictly prohibit us from including in our Form 20-F, File No. 0-22672 available from us at Suite 900, 510 Burrard Street, Vancouver, B.C. Canada V6C 3A8. You can also obtain this form from the SEC by calling in 1-800-SEC-0330 or visit Aurizon's page on SEDAR, where all of the Company's public documents are filed, including the Form 20-F (reference Annual Information Form).

Cautionary Note to U.S. Investors concerning estimates of Measured and Indicated Resources - This news release uses the terms "measured" and "indicated” resources. We advise U.S. Investors that while those terms are recognized and required by Canadian regulations, the U.S. Securities and Exchange Commission does not recognize them.  U.S. investors are cautioned not to assume that any part or all of mineral deposits in these categories will ever be converted into reserves.

Cautionary Note to U.S. Investors concerning estimates of Inferred Resources - This news release uses the term "inferred” resources. We advise U.S. investors that while this term is recognized and required by Canadian regulations, the U.S. Securities and Exchange Commission does not recognize it.  "Inferred resources" have a great amount of uncertainty as to their existence, and great uncertainty as to their economic and legal feasibility.  It cannot be assumed that all or any part of an Inferred Mineral Resource will ever be upgraded to a higher category.  Under Canadian rules, estimates of Inferred Mineral Resources may not form the basis of feasibility or prefeasibility studies, except in rare cases.  U.S. investors are cautioned not to assume that part or all of an inferred resource exists, or is economically or legally minable.

10400E
10800E
11200E
11600E
12000E
12400E
12800E
Zone 113
Proposed Shaft
Zone 113 (Upper Extension)
See Fig. 1A
Zone 111
-400m
Zone 118 - 120
Drilling Third-Fourth Quarter 2005
Development Access in progress
-800m
Zone 113 (Lower Extension)
Drilling Second Quarter 2005
Development Access in progress
0
200m
Vertical Longitudinal Section
Principal and West Mine Area
-350m
-400m
-450m
U452
4.9/26.6
LV
2.5/21.8
U445
19.2/5.8
28.4/11.3
U449
4.0/15.8
LV
Zone 113
Fig. 1A
Zone 111
U447
9.1/7.9
U451
9.2/18.7
Zone 113
U446
11.8/4.3
U442
11.0/9.6
6.7/2.2
4.0/2.6
U444
5.9/6.9
10.2/10.3
10900E
11100E
11300E
11500E
0
25m
Probable Reserves
Indicated Resources
(Zone 113)
Inferred Resources
Past Production
New Drill holes reported
(outside reserves)
Previous Drill holes reported
(press release March 31, 2005)
LV Low Value
11.8/4.3 = g/t Au/m (Gold grams per tonne/metres) (core length)
AURIZON MINES LTD.
CASA BERARDI PROJECT
QUEBEC

Reference: NR Issue No. 16-2005 Sketch A

10400E
10800E
11200E
11600E
12000E
12400E
12800E
WEST
PRINCIPAL
ZONE 113
PROPOSED SHAFT
CROWN PILLAR
280m level truck drift
-400m
-800m
Legend
Probable Reserves
Indicated Resources
Inferred Resources
Past Production
Existing Infrastructure
Proposed Development 2005
Proposed Development Feasibility 2004
0
200m
AURIZON MINES LTD.
CASA BERARDI PROJECT
QUEBEC
Vertical Longitudinal Section
Principal and West Mine Area

10300N
10200N
10100N
10000N
PROPOSED SHAFT
Zone 113
RAMP ACCESS TO ZONE 113
LEVEL 550
Casa Berardi Fault
South Break
May 1, 2005
CASA BERARDI Project
Acces to new Shaft
(Level 550)
COMPLETED DEVELOPMENT
PROPOSED DEVELOPMENT 2005

Reference: NR Issue No. 16-2005 Sketch C